Talon International, Inc. Reports

Sales Increase of 12% in

First Quarter 2011 Financial Results

LOS ANGELES, Calif. — May 12, 2011 — Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the first quarter ended March 31, 2011.

Talon International, Inc. reported total sales for the first quarter ended March 31, 2011 of $9.2 million, which was 12.1% above the same period in 2010.  Zipper product sales for the first quarter of 2010 were $5.5 million, an increase of 11.1% from the same quarter in 2010, and Trim product sales for the quarter ended March 31, 2011 totaled $3.7 million, reflecting an increase of 13.5% compared to the same quarter in 2010.

The gross profit for the quarter ended March 31, 2011 was $2.9 million or 31.3% of sales as compared to $2.4 million or 29.6% of sales for the same quarter in 2010.  The gross profit improvement of 1.7 percentage points for the quarter is principally attributable to higher overall sales volumes, improved product mix, and lower manufacturing support and inventory costs.

Operating expenses for the first quarter of 2011 were $3.2 million as compared to $2.6 million for the same period in 2010.  The increase in operating spending is principally associated with the expansion of the sales and marketing teams in the U.S. and Asia, and non-cash compensation cost increases associated with the recapitalization transaction completed in July 2010.  Sales and marketing expenses for the quarter ended March 31, 2011 were $899,000 as compared to $657,000 for the same period in 2010.  General and administrative expenses for the quarter ended March 31, 2011 were $2,282,000 as compared to $1,956,000 for the same period in 2010.

Interest expense for the first quarter ended March 31, 2011 was $18,000 for the quarter as compared to $707,000 the same period in 2010.  The interest expense decline in the first quarter of 2011 was principally associated with the full extinguishment of our debt and notes payable to CVC Capital, LLC on July 30, 2010.

The net loss for the quarter ended March 31, 2011 was $401,000 as compared to a net loss of $848,000 for the same period in 2010.

Conference Call

Talon International will hold a conference call on Thursday, May 12, 2011, to discuss its first quarter 2011 financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Thursday, May 12, 2011

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-800-895-0231

International callers: 1-785-424-1054

Conference ID#: 7TALON

A replay of the call will be available later that evening and will be accessible until June 9, 2011. The replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 12124.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to major apparel brands and manufacturers including Wal-Mart, Kohl’s, J.C. Penney, Victoria’s Secret, Tom Tailor, Abercrombie and Fitch, Polo Ralph Lauren, Phillips-Van Heusen, Reebok and Juicy Couture. Talon has offices and facilities in the United States, United Kingdom, Hong Kong, China, and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net sales	$9,228,193	$8,235,260
Cost of goods sold	6,337,640	5,798,567
Gross profit	2,890,553	2,436,693

Sales and marketing expenses	898,560	656,822
General and administrative expenses	2,282,498	1,955,573
Total operating expenses	3,181,058	2,612,395

Loss from operations	(290,505)	(175,702)

Interest expense, net	18,440	707,197
Loss before provision for income taxes	(308,945)	(882,899)
Provision for (benefit from) income taxes	91,983	(35,256)
Net loss	$(400,928)	$(847,643)

Available to Preferred Shareholders -
Series B Preferred Stock Liquidation Preference Increase	(668,267)	-
Loss applicable to Common Shareholders	$(1,069,195)	$(847,643)

Per share amounts:
Net loss per share	$(0.02)	$(0.04)
Available to Preferred Shareholders	(0.03)	-
Basic and diluted net loss per share applicable to Common Shareholders	$(0.05)	$(0.04)

Weighted average number of common shares outstanding - Basic and diluted	20,291,433	20,291,433

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,715,603	$2,795,284
Accounts receivable, net	3,971,861	3,350,935
Inventories, net	1,242,725	1,271,991
Prepaid expenses and other current assets	331,325	331,924
Total current assets	9,261,514	7,750,134

Property and equipment, net	1,473,162	1,582,327
Intangible assets, net	4,110,751	4,110,751
Other assets	402,226	384,455
Total assets	$15,247,653	$13,827,667

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,799,548	$5,231,036
Accrued expenses	1,773,294	1,865,841
Notes payable to related parties	277,573	275,215
Other notes and current portion of capital lease obligations	70,457	69,608
Total current liabilities	8,920,872	7,441,700

Capital lease obligations, net of current portion	15,799	17,492
Deferred income taxes	644,870	608,554
Other liabilities	772,421	740,877
Total liabilities	10,353,962	8,808,623

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding	18,488,731	17,820,464

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 20,291,433 shares issued and outstanding	20,291	20,291
Additional paid-in capital	57,253,670	56,975,314
Accumulated deficit	(70,896,975)	(69,827,780)
Accumulated other comprehensive income	27,974	30,755
Total stockholders’ equity (deficit)	(13,595,040)	(12,801,420)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$15,247,653	$13,827,667